Exhibit 99.1

comscore

OUR VISION FOR 2021 AND BEYOND

Meet Comscore, REINVENTED

Bill Livek
CEO & EXECUTIVE VICE CHAIR

Chris Wilson
CHIEF COMMERCIAL OFFICER

Today’s Agenda 1 Big News 2 Currency, Redefined 3 Focus on Audiences, Impressions and Outcomes 4 What This Means for You 5 Q&A 2

First, let’s talk about our big news 3

A watershed moment for Comscore Game-changing strategic investment will accelerate the industry’s shift to census-based audience and impression measurement through the addition of unmatched data licenses and preferred partnerships. 4 CONFIDENTIAL—COMSCORE PROPRIETARY

New deal will power our closed loop story in 2021 5

Currency, Redefined 6

Currency, Redefined 6

We are taking a fresh approach to serving our clients, partners, and the industry, in which we will INNOVATE We are building the next generation of audience and advertising solutions. EXPAND We are constantly expanding our footprint – across platforms and around the world. EMPOWER We are customer-centric and focused on helping our clients succeed in the “new normal.” 8

With this approach, we are embracing key modern imperatives AUDIENCES We’ve reached a critical juncture where we need to target audiences based on who they are, what they like and what they do – with addressability and at scale. I MPRESSIONS As we head into 2021, impressions-based measurement will be the key to maximizing the value of inventory for all media across all platforms. O UTCOMES In a fragmented environment, marketers need to be able to determine if their campaigns reached valuable consumers across screens and drove real-world outcomes. 9

What this means for you 10

Media will never be the same, and neither will its currency. As we enter the next generation of media, where agencies and advertisers are taking an audience-centric approach to planning and buying across myriad platforms and requiring impressions to evaluate their success, it is time we redefine “currency.” 11

Questions? Learn more at Comscore.com/vision 12

Thank you! Bill Livek Chris Wilson C E O & E X E C U T I V E C H I E F C O M M E R C I A L V I C E C H A I R O F F I C E R

The following information is provided as a requirement on all company communications related to this transaction. Additional Information and Where to Find It This communication may be deemed to be solicitation material in respect of the proposed transaction. Comscore intends to file a proxy statement (the “Proxy Statement”) with the SEC in connection with the solicitation of proxies by Comscore in connection with the proposed transaction. Comscore also intends to file other relevant documents with the SEC regarding the proposed transaction. The definitive Proxy Statement will be mailed to Comscore’s shareholders when available. Before making any voting or investment decision with respect to the proposed transaction, shareholders of Comscore are urged to read the definitive Proxy Statement regarding the proposed transaction (including any amendments or supplements thereto) and other relevant materials carefully and in their entirety when they become available because they will contain important information about the proposed transaction. The Proxy Statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by Comscore with the SEC, may be obtained once such documents are filed with the SEC free of charge on the SEC’s website at www.sec.gov or free of charge from Comscore at www.comscore.com or by directing a request to Comscore’s Investor Relations team at press@comscore.com or by calling 646-746-0579. No Offer or Solicitation This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. Participants in the Solicitation Comscore and its executive officers and directors and certain other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies in connection with the proposed transaction. Information regarding Comscore’s directors and executive officers is available in its Proxy Statement on Schedule 14A for its 2020 Annual Meeting of Stockholders, filed with the SEC on May 29, 2020, and in its Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 28, 2020. These documents may be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials relating to the proposed transaction to be filed with the SEC when they become available. Cautionary Note Regarding Forward-Looking Statements This communication contains forward-looking statements within the meaning of federal and state securities laws, including Comscore’s expectations, plans and opinions regarding the proposed transaction, related commercial agreements, future data rights and sources, revenue opportunities and growth. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including changes in the investment or commercial agreement terms, failure to obtain shareholder approval, failure to obtain required consents, delays in closing the transaction, and Comscore’s ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to Comscore’s respective Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that Comscore makes from time to time with the SEC, which are available on the SEC’s website (www.sec.gov). Investors are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date such statements are made. Comscore does not intend or undertake, and expressly disclaims, any duty or obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this presentation, or to reflect the occurrence of unanticipated events. 14